UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8–K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 13, 2015

PMC-Sierra, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19084	94-2925073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1380 Bordeaux Drive
Sunnyvale, CA 94089
(Address of principal executive offices, including zip code)

(408) 239-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On May 13, 2015, PMC-Sierra, Inc. (“PMC” or the “Company”) entered into a stock repurchase agreement (the “Stock Repurchase Agreement”) with Relational Investors LLC and certain of its affiliates (collectively, “Relational”) pursuant to which PMC agreed to purchase 5,500,348 shares of PMC common stock from Relational at a price of $8.16075 per share, for a total purchase price of approximately $44,886,965. The purchase of the shares is expected to be completed on May 14, 2015.

Pursuant to the Stock Repurchase Agreement, the Company has agreed to repurchase the shares of common stock at a 2.5% discount to the last closing price per share of the Company’s common stock on May 13, 2015, the date the agreement was entered into. Pursuant to the Stock Repurchase Agreement, Relational has agreed to certain restrictions on additional sales of PMC common stock, including that Relational will not (a) sell or otherwise dispose of any additional PMC common stock to any entity until the first business day after the Company makes its second quarter earnings announcement, but no later than July 31, 2015 (the “Restrictions End Date”) or (b) sell or otherwise dispose of 3% or more shares of outstanding PMC common stock to any entity that is required, or would by virtue of such sale become required, to file a Schedule 13D with the Securities and Exchange Commission with respect to the Company’s securities, until the first anniversary of the Restrictions End Date, subject to certain exceptions.

The foregoing description of the Stock Repurchase Agreement is not complete and is subject to, and qualified in its entirety by the full text of the Stock Repurchase Agreement, which is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1
Stock Repurchase Agreement dated as of May 13, 2015 between PMC-Sierra, Inc. and Relational Investors LLC, Relational Investors Mid-Cap Fund I, L.P., Relational Investors Mid-Cap Fund II, L.P., Relational Coast Partners, L.P., Relational Fund Partners, L.P., RH Fund I, L.P., Relational Investors IX, L.P., Relational Investors XV, L.P., Relational Investors XVI, L.P., Relational Investors XX, L.P., Relational Investors XXIII, L.P., and Relational Investors XXIV, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMC-Sierra, Inc.

By:	/s/ Steven J. Geiser
Steven J. Geiser Vice President, Chief Financial Officer and Principal Accounting Officer

Date:  May 14, 2015